EXHIBIT 5.1
September 9, 2005
Kuhlman Company, Inc.
701 North Third Street, Suite B-1
Minneapolis, Minnesota 554401

Re:	Registration Statement on Form SB-2
Ladies and Gentlemen:
     We have acted as counsel to Kuhlman Company, Inc., a Delaware corporation (the ”Company”), in connection with the preparation of a registration statement on Form SB-2 (the ”Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about September 9, 2005 relating to the registration under the Securities Act of 1933, as amended (the ”Securities Act”), of the resale by the selling stockholders identified in the Registration Statement of an aggregate of up to 18,491,657 shares of the Company’s common stock, consisting of 16,945,949 common shares issuable upon conversion of outstanding and issuable Series A Preferred Stock (the “Conversion Shares”), and 1,545,708 common shares issuable upon the exercise of various outstanding warrants (the “Warrant Shares,” and referred to collectively with the Conversion Shares as the “Covered Shares”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     In connection with the rendering of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the articles of incorporation and the bylaws of the Company, as amended, each as currently in effect; (iii) certain resolutions adopted by the board of directors of the Company relating to the issuance and potential issuance of the Covered Shares, the preparation and filing of the Registration Statement and certain related matters; and (iv) such other documents, certificates and records as we deemed necessary or appropriate as a basis for the opinions expressed herein.
     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. We are attorneys licensed to practice in the State of Minnesota and the opinions expressed herein are limited to the laws of the State of Minnesota and the federal securities laws of the United States.
     Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that:
     1. The Conversion Shares, once issued, shall have been duly authorized and validly issued, and will be fully paid and non-assessable.
     2. The Warrant Shares, when issued against payment of the requisite exercise price, shall have been duly authorized and validly issued, and will be fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our name under the caption “Validity of Common Stock” in the prospectus filed as part of the Registration Statement.

Very truly yours,
/s/ MASLON EDELMAN BORMAN & BRAND, LLP